EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-22591) pertaining to The Liberty Corporation Retirement and Savings Plan, in the Registration Statement (Form S-8 No. 333-30151) pertaining to The Performance Incentive Compensation Program, and in the Registration Statement (Form S-8 No. 333-84938) pertaining to The Liberty Corporation Retirement and Savings Plan, as Amended and Restated Effective January 1, 2002 of our report dated March 2, 2005, with respect to the consolidated financial statements and schedule of The Liberty Corporation included in the annual report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Greenville, South Carolina
March 2, 2005

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